     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1998

                                                      REGISTRATION NO. 333-42365
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SMARTALK TELESERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA(1)                       4899                         95-4502740
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------
                   1640 SOUTH SEPULVEDA BOULEVARD, SUITE 500
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 444-8800
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DAVID A. HAMBURGER
                   1640 SOUTH SEPULVEDA BOULEVARD, SUITE 500
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 444-8800
(NAME AND ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                ROBERT M. SMITH
                             333 SOUTH HOPE STREET
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 626-3399
                            ------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITY         AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
TO BE REGISTERED                         REGISTERED            NOTE(2)             PRICE(2)        REGISTRATION FEES
--------------------------------------------------------------------------------------------------------------------
5 3/4% Convertible Subordinated
  Notes due 2004....................    $150,000,000            100%             $150,000,000           $44,250
Common Stock, no par value per
  share.............................         (3)                 (3)                  (3)                NONE
====================================================================================================================

(1) The Registrant's state of incorporation will change from California to Delaware if a proposal to effect the reincorporation of SmarTalk Teleservices, Inc. is approved by the shareholders of the Registrant. In such event, the Registrant will be a Delaware corporation.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Such indeterminate number of shares of SmarTalk TeleServices, Inc. Common Stock as shall be issuable upon conversion of the SmarTalk TeleServices, Inc. 5 3/4% Convertible Subordinated Notes Due 2004 being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED MARCH 11, 1998

PROSPECTUS

                                  $150,000,000

                          SMARTALK TELESERVICES, INC.
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This Prospectus relates to the offering by the selling securityholders (the "Selling Securityholders") of an aggregate of $150,000,000 of 5 3/4% Convertible Subordinates Notes due 2004 (the "Notes") of SmarTalk TeleServices, Inc., a California corporation ("SmarTalk" or the "Company"), and up to 5,714,286 shares of common stock, no par value (the "Common Stock") of SmarTalk, that are issuable upon conversion of the Notes at the initial conversion price (the "Conversion Price") of $26.25 per share (equivalent to a conversion rate of
38.0952 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. The Notes are convertible at the option of the holder into shares of Common Stock at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity (as defined) of the Notes, unless previously redeemed or repurchased. See "Description of Notes -- Conversion Rights." The Notes offered hereby were originally offered by the Company in an underwritten private placement.

     Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1998. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after September 15, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company will be required to offer to purchase the Notes upon a Change of Control (as defined) at 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. There can be no assurance that the Company will have available the financial resources necessary to repurchase the Notes in such circumstances.

     The Notes are unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, and are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. The indenture, (the "Indenture") dated as of September 17, 1997 by and between the Company and Wilmington Trust Company, as trustee (the "Trustee"), does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company and its subsidiaries. At September 30, 1997, the Company had no Senior Indebtedness outstanding. See "Description of Notes."

     The Notes may be sold from time to time pursuant to this Prospectus by the Selling Securityholders. The Notes may be sold by the Selling Securityholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Notes is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") of which this Prospectus is a part.


     On March 10, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq Stock Market's ("Nasdaq") National Market (where it trades under the symbol "SMTK") was $33.0625 per share.


                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR
             CERTAIN INFORMATION RELATING TO THE SALE OF THE NOTES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


March 11, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market and such material may be inspected at the offices of Nasdaq, National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


     1. The description of the Company's Common Stock contained in the Company's Report on Form 8-A, filed October 11, 1996;


     2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;


     4. The Company's Current Reports on Form 8-K dated May 28, 1997 (as amended on Form 8-K/A), June 1, 1997 (as amended on Form 8-K/A), July 30, 1997, September 17, 1997, November 6, 1997, November 24, 1997, December 22, 1997 and December 31, 1997; and


     5. The Company's Proxy Statement for the 1997 Annual Meeting of the SmarTalk Shareholders.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Prospectus not including exhibits to the information that is incorporated by reference (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to David A. Hamburger, the Company's General Counsel and Assistant Secretary, at the Company's principal executive offices located at 1640 South Sepulveda Boulevard, Suite 500, Los Angeles, California 90025. The telephone number is (310) 444-8800.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein regarding matters that are not historical facts, are forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially, include, but are not limited to, those discussed under "RISK FACTORS."

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Notes and the Common Stock issuable upon conversion thereof. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     Acquisition Strategy. The Company regularly pursues opportunities to expand through acquisitions. The Company plans to continue to seek acquisitions that complement its services, broaden its consumer base and improve its operating efficiencies. Acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company. Acquisitions also involve numerous additional risks, including difficulties in assimilation of the operations, services, products and personnel of the acquired company, which could result in charges to earnings or otherwise adversely effect the Company's operating results. For instance, there can be no assurance that the anticipated benefits of the SmarTel Communications, Inc., a Delaware corporation ("SmarTel") and GTI Telecom, Inc., a Florida corporation ("GTI") acquisitions (the "SmarTel Acquisition" and the "GTI Acquisition", respectively) will be realized or that the combination of the Company and SmarTel and GTI will be successful. There can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any acquired businesses will be profitable.

     Ability to Integrate the Operations of SmarTalk, SmarTel and GTI. SmarTalk recently acquired SmarTel and GTI. Because the markets in which SmarTalk, SmarTel and GTI operate are highly competitive and because of the inherent uncertainties associated with merging three companies, there can be no assurance that SmarTalk will be able to realize fully the operating efficiencies the Company currently expects to realize as a result of the mergers and the consolidation of the administrative operations of the Company, SmarTel and GTI or that such operating efficiencies will be realized in the time frame currently anticipated.

     Uncertainties Regarding Recent Acquisitions. On December 9, 1997, SmarTalk acquired selected assets of the retail prepaid phone card business of Frontier Corporation, a New York corporation (the "Frontier Selected Assets"). On December 31, 1997, SmarTalk acquired ConQuest Telecommunication Services Corp., a Delaware corporation ("ConQuest"), and American Express Telecom, Inc., a Delaware corporation ("Amex"). There can be no assurance that the anticipated benefits of the acquisitions of ConQuest, Amex and the Frontier Selected Assets will be realized. In addition, there can be no assurance that the Company will not experience difficulties in integrating the operations of ConQuest, Amex and the Frontier Selected Assets with those of the Company.

     Limited Operating History; Net Losses; Ability to Utilize Net Operating Loss Carry-Forwards; Accumulated Deficit. The Company was formed in October 1994 and has had only a limited operating history upon which investors may base an evaluation of its performance. As a result of operating expenses and development expenditures, the Company has incurred significant operating and net losses to date. Net losses for the period ended December 31, 1994, the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1997 were approximately $65,000, $1.3 million, $3.1 million, and $500,000, respectively. In addition, the ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"), which may have a material adverse effect on the Company. As of September 30, 1997, the Company had an accumulated deficit of approximately $7.5 million.

     Competition. The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. Today, there are numerous companies selling prepaid calling cards, and the Company expects competition to increase in the future. Other providers currently offer one or more of each of the services offered by the Company. As a service provider in the long distance telecommunications industry, the Company competes with three dominant providers, AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), all of which are substantially larger and have: (i) greater financial, technical, engineering, personnel and marketing resources; (ii) longer operating histories; (iii) greater name recognition; and (iv) larger consumer bases than the Company. These advantages afford the Company's competitors pricing flexibility. Telecommunications services companies may compete for consumers based on price, with the dominant providers conducting extensive advertising campaigns to capture market share. Competitors with greater financial resources may also be able to provide more attractive incentive packages to retailers to encourage them to carry products that compete with the Company's services. In addition, competitors with greater resources than the Company may be better situated to negotiate favorable contracts with retailers. The Company believes that existing competitors are likely to continue to expand their service offerings to appeal to retailers and their consumers. Moreover, since there are few, if any, substantial barriers to entry, the Company expects that new competitors are likely to enter the telecommunications market and attempt to market telecommunications services similar to the Company's services which would result in greater competition.

     The ability of the Company to compete effectively in the telecommunications services industry will depend upon the Company's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Certain of the Company's competitors dominate the telecommunications industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase significantly, and there can be no assurance that the Company will be able to compete successfully in the future. Moreover, there can be no assurance that certain of the Company's competitors will not be better situated to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts negotiated by the Company. In addition, there can be no assurance that competition from existing or new competitors or a decrease in the rates charged for telecommunications services by the major long distance carriers or other competitors would not have a material adverse effect on the Company.

     Subordination. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness and to all liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, as adjusted to give effect to the consummation of the pending ConQuest Acquisition, the Company had no Senior Indebtedness outstanding. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of Notes -- Subordination."

     The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to abide by such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claim would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

     Rapid Technological Change; Dependence on New Services. The telecommunications services industry is characterized by rapid technological change, new product introduction and evolving industry standards. The Company's success will depend, in significant part, on its ability to make timely and cost-effective enhancements and additions to its technology and introduce new services that meet consumer demands. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced to compete with the Company's services. The proliferation of new telecommunica-tion technology, including personal communication services and voice communication over the Internet, may reduce demand for long distance services, including prepaid calling cards. There can be no assurance that the Company will be successful in developing and marketing new services or enhancements to services that respond to these or other technological changes or evolving industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its existing services or that its new services or enhancements thereto will adequately meet the requirements of the marketplace and achieve market acceptance. Delay in the introduction of new services or enhancements, the inability of the Company to develop such new services or enhancements or the failure of such services or enhancements to achieve market acceptance could have a material adverse effect on the Company.

     Volatility of Stock Price. The market price of the Common Stock has been highly volatile and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the U.S. stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many telecommunications companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

     Difficulties of Managing Rapid Growth. Although the Company has experienced substantial growth in revenue in the last year and intends to continue to grow rapidly, there can be no assurance that the growth experienced by the Company will continue or that the Company will be able to achieve the growth contemplated by its business strategy. The Company's ability to continue to grow may be affected by various factors, many of which are not within the Company's control, including competition and federal and state regulation of the telecommunications industry. This growth has placed, and is expected to continue to place, significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage such anticipated growth, to attract and retain additional highly qualified management, technical and financial personnel, and to implement and/or improve its technical, administrative, financial control and reporting systems. The Company's financial controls and reporting systems will require enhancement and substantial investment in the future to accommodate the Company's anticipated growth. There can be no assurance that the Company will not encounter difficulties in expanding its financial controls and reporting systems to meet the Company's future needs. If the Company is unable to respond to and manage changing business conditions, then the quality of services, its ability to retain key personnel and its results of operations could be materially adversely affected. Difficulties in managing continued growth could have a material adverse effect on the Company.

     Dependence on Major Retailers. Currently, the SmarTalk TeleServices Card (the "SmarTalk Card") is sold at selected retail locations throughout the U.S., including locations operated by the following leading retailers: American Stores (which includes Jewel/Osco Combo Stores, Osco Drug Stores, Sav-On Drug Stores and Acme Grocery), Bergen Brunswig Drug Company (Good Neighbor Pharmacies), Best Buy, Bradlees, Builders Square, Dayton's, Dominick's Finer Foods, Eckerd Drug, Food4Less, Future Shop, The Good Guys, Nix Check Cashing, Office Depot, OfficeMax, Pamida, Penn Daniels, Ralphs Supermarkets, Service Merchandise, Staples, Star Market, Stop & Shop, Thrifty Oil, and Venture Stores. The Company's arrangements with retailers are often pursuant to short-term arrangements. If the Company is unsuccessful in providing competitive pricing, meeting the requirements of its retailers, developing new products that are attractive to such retailers, or complying with the terms of its arrangements with such retailers, such retailers may fail to market aggressively the Company's services or may terminate their relationship with the Company, either of which could have a material adverse effect on the Company. Substantially all of the Company's revenue to date has been derived from the sale of the SmarTalk Card to retailers. Certain of those retailers have, from time to time, accounted for a significant percentage of the Company's revenue. The inability of any such retailer to pay the Company for cards shipped or the loss of any such retailer could have a material adverse effect on the Company.

     Dependence on Key Management and Personnel. The Company's success is largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Robert H. Lorsch, Chairman of the Company's Board of Directors (the "Board"), Erich L. Spangenberg, Vice Chairman of the Board and Chief Executive Officer, Jeff Lindauer, President and Chief Operating Officer, and Richard M. Teich, Executive Vice President. Although the Company believes that it would be able to locate suitable replacements for these executives if their services were lost, there can be no assurance it would be able to do so. Accordingly, the loss of services of any of these individuals could have a material adverse effect on the Company. The Company maintains, and is the sole beneficiary of, "key man" life insurance on Messrs. Lorsch and Teich in the amounts of $3,000,000 and $1,000,000, respectively.


     Dependence Upon Telecommunications Providers; No Guaranteed Supply. The Company does not own a transmission network and, accordingly, depends primarily on MCI, WorldCom, Inc., and, to a lesser extent, on other carriers for transmission of its long distance calls. Further, the Company is dependent upon local exchange carriers for call origination and termination. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from long distance carriers and other such suppliers, as well as the cooperation of both interexchange and local exchange carriers in originating and terminating service for its consumers in a timely manner. The Company has not experienced significant losses in the past because of interruptions of service at any of its carriers, but no assurance can be made in this regard with respect to the future. In addition, no assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices, and a material increase in the price at which the Company obtains long distance service could have a material adverse effect on the Company. See "-- Competition."

     Dependence on Facilities and Platforms; Damage to Facilities and Platforms; Failure and Downtime. The Company owns and operates a call processing platform site located in San Francisco, California, and another platform site acquired in the GTI Acquisition located in Orlando, Florida. The Company utilizes additional call processing platform services at a facility located in San Antonio, Texas which is backed up by a facility in Omaha, Nebraska. The Company's network service operations are dependent upon its ability to protect the equipment and data at such facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Although the Company has taken precautions to protect itself and its consumers from events that could interrupt delivery of services, there can be no assurance that a fire, act of sabotage, technical failure, human error, natural disaster or a similar event would not cause the failure of a significant technical component, thereby resulting in an outage. Such an outage could have a material adverse effect on the Company. The Company believes that technical failures have not resulted in any material downtime of the SmarTalk platforms since the Company's inception.

     Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $1.0 million per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its consumers.

     Seasonality; Factors Affecting Operating Results; Potential Fluctuations in Period-to-Period Results. The Company's sales have been, and the Company expects that its sales will continue to be, somewhat seasonal, due to holiday purchases of the SmarTalk Card. In addition, the Company's operating results have varied significantly in the past and may vary significantly in the future. Traditional operator assisted long distance services produce peak revenues during the summer months, coincident with domestic travel and vacation patterns. Though less severe than call center services, prepaid calling cards are also affected by seasonal demand fluctuations with demand peaking in the spring and summer months.

     Factors that may cause the Company's operating results to vary include: (i) changes in operating expenses; (ii) the timing of the introduction of services;
(iii) market acceptance of new and enhanced versions of services; (iv) potential acquisitions; (v) changes in legislation and regulation which affect the competitive environment for services; (vi) general economic factors; and (vii) the ability to recognize revenue on the unused portion of expired SmarTalk Cards. Moreover, for many of the Company's retailers, services represent a new merchandising category, with the attendant concerns regarding shelf space positioning, sales force education and effective marketing and, with respect to arrangements with certain retailers requiring customized services, there may be significant leadtime to provide such services following receipt of customer orders. As a result of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

     Risk of Loss From Returned Transactions; Fraud; Bad Debt; Theft of Services. The Company utilizes national credit card clearance systems for electronic credit card settlement. The Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. The Company's relationships with providers of merchant card services such as VISA and MasterCard could be adversely affected by excessive uncollectables or chargebacks, which are generally higher in the telephone industry than in other industries, particularly with respect to recharges because the transaction typically is not on a face-to-face basis in which a cardholder signature is captured. Termination of the Company's ability to offer recharge through merchant card services would have a material adverse effect on the Company. To minimize its financial exposure, the Company limits the amount that consumers can recharge within specified timeframes and generally charges a higher rate for recharge services than for the initial purchase. From time to time, persons have obtained services without rendering payment to the Company by unlawfully utilizing the Company's access numbers and personal identification numbers ("PINs"). Although to date the Company has not experienced material losses due to such unauthorized use of access numbers and customized PINs, no assurance can be given that future losses due to unauthorized use will not be material. The Company attempts to manage these credit, theft and fraud risks through its internal controls, monitoring and blocking systems. The Company also maintains reserves which it deems adequate for such risks. Past experience in estimating and establishing reserves and the Company's historical losses are not necessarily accurate indications of the Company's future losses or the adequacy of the reserves established by the Company in the future. Although the Company believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company.


     Shares Eligible for Future Sale; Registration Rights. As of March 10, 1998, the Company had 22,198,099 shares of Common Stock outstanding. Of these shares, 15,127,039 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act. The remaining 7,071,060 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Rule 144").



     As of March 10, 1998, options and warrants to purchase an aggregate of 3,297,767 shares of Common Stock were outstanding.



     A total of 4,879,931 shares of Common Stock are subject to various registration rights. Of this total, 2,528,401 shares were issued by the Company in connection with the GTI Acquisition (the "GTI Registrable Shares"). The Company is obligated to cause to be filed with the Commission a shelf registration statement prior to the later to occur of (i) May 30, 1998; or (ii) 10 days after the date the Company first becomes eligible to file a registration statement on Form S-3. The Company is required to use its best efforts to effect such registration within 60 days of the filing date, and to keep the shelf registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of GTI Registrable Shares by such holders. After May 30, 1998, holders of GTI Registrable Shares will have piggyback registration rights under any proposed sale to the public of Common Stock (but excluding registrations on Form S-4 or S-8) either for its own account or the account of a security holder or holders.

     If the Company proposes to register any of its securities under the Securities Act, the Company generally must notify SmarTalk Partners, LLC ("SmarTalk Partners"), the holder of 1,600,000 shares of Common Stock (the "Partners Registrable Shares") of the Company's intent to register such Common Stock and allow SmarTalk Partners an opportunity to include the Partners Registrable Shares in the Company's registration. SmarTalk Partners also has the right to require the Company to prepare and file a registration statement under the Securities Act pertaining to the Partners Registrable Shares.


     Limitation on Repurchase of Notes Upon a Change in Control. Upon the occurrence of a Change in Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes tendered by holders thereof. Any future credit agreements relating to indebtedness (including Senior Indebtedness) to which the Company becomes a party may contain restrictions on the repurchase of the Notes. In the event a Change in Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its lenders to repurchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing the Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an event of default under the terms of the Notes and the Indenture, which may, in turn, constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. See "Description of Notes -- Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "-- Subordination."

     Possible Inability to Recognize a Portion of Deferred Revenue. The sale of long distance domestic and outbound international telephone service through prepaid calling cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid calling cards, and does not believe that such laws are applicable, in the event that such laws are deemed applicable, the Company may be unable to recognize the portion of its deferred revenue remaining upon the expiration of the cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company.

     Government Regulation. The Company is currently subject to federal and state government regulation of its long distance telephone services. The Company is regulated at the federal level by the Federal Communications Commission (the "FCC") and is currently required to maintain both domestic and international tariffs for its services containing the currently effective rates, terms and conditions of service. The FCC has proposed, however, to eliminate the tariffing requirement for domestic interstate non-dominant carriers. In addition, the Company is required to maintain a certificate, issued by the FCC, in connection with its international services. The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations, including prior certification, notification or registration requirements. The Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. In most of these jurisdictions, the Company must file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity when rates are adjusted or new products are added to the long distance services offered by the Company. The FCC and numerous state agencies also impose prior approval requirements on transfers of control, including corporate reorganizations, and assignments of certain regulatory authorizations.

     If the federal and state regulations requiring the local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers (such as the Company's consumers) change or if the regulations governing the fees to be charged for such access services change, particularly if such regulations are changed to allow variable pricing of such access fees based upon volume, such changes could have a material adverse effect on the Company.

     The Telecommunications Act of 1996 mandated the establishment of Universal Service for the promotion of nationwide access to telecommunications services in rural, insular and high cost areas that are reasonably comparable in price and type to those found in urban areas and the promotion of access to advanced services for schools, libraries and certain health care providers. Telecommunications providers of interstate services, including payphone aggregators and private network operators that offer service to others for a fee on a non-common carrier basis, must contribute toward the funding of Universal Service. Certain government and public entities are exempt, as are entities whose contribution would be less than $100.00 per year. Although the Company's competition will be similarly situated, the Universal Service Fund annual assessment may have a material adverse effect on the long term financial condition of the Company.

     The Telecommunications Act of 1996 (Section 276) further mandated that the FCC promulgate rules to establish a per call compensation plan to insure that all payphone providers are fairly compensated for each completed intrastate and interstate payphone initiated call, including calls on which payphone providers had not heretofore received compensation. Such calls included those placed to toll free numbers (800/888) such as operator assisted and prepaid calling card calls, and calls placed through network access codes. In September 1996, the FCC promulgated rules to implement Section 176 of the Telecommunications Act of 1996 which established a three-phase compensation plan for pay phone providers. Under the first phase, interexchange carriers with annual toll revenues of more than $100 million were to pay a total of $45.85 per payphone per month for all toll free access code calls for the first year, commensurate with their portion of total interexchange revenues. All switch-based and facilities-based interexchange carriers were to pay $0.35 per call to each payphone provider during the second year (although payments could subsequently be recovered from resellers by the carriers), after which per call compensation rates were to be left to individual market-driven rates negotiated between payphone providers and interexchange carriers. On July 1, 1997, the D.C. Circuit Court of Appeals vacated significant portions of the FCC's rules including the $0.35 per call rate which was found to be arbitrarily and capricious, and remanded the matter to the FCC for reconsideration. On remand, the FCC in September 1997, established a two-year "default" compensation rate of $0.284 per payphone-originated toll free or access code call. At the end of the two year interim period, the per call payphone compensation rate will be the deregulated market-based local coin rate less $0.066. This amount is payable by all "switch-based" interexchange carriers (but again may be passed through to nonfacilities-based resellers). The revised FCC rules became effective on October 7, 1997, but continue to be subject to regulatory and legal challenges. The Company is unable to predict whether this regulation or other potential changes in the regulatory environment could have a material adverse effect on the Company.


     Control of the Company. The directors, executive officers and their respective affiliates beneficially own 4,206,777 shares (approximately 17.5%) of the outstanding Common Stock, which includes 1,783,240 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this Prospectus. Mr. Lorsch beneficially owns 2,710,393 shares (approximately 11.9%) of the outstanding Common Stock. As a result, these shareholders in general, and Mr. Lorsch in particular, are able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.


     Anti-Takeover Considerations. The Company's Board has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company's Amended and Restated Articles of Incorporation (the "Company's Articles of Incorporation") and Amended and Restated Bylaws (the "Company's Bylaws") require that any action required or permitted to be taken by shareholders of the Company must be effected at a duly called annual or special meeting of shareholders of the Company and may not be effected by written consent. In addition, the Company's charter documents eliminate cumulative voting, which may make it more difficult for a third party to gain control of the Company's Board of Directors. Moreover, the Company's Board of Directors has the authority, without action by, or consent of, the shareholders, to fix the rights and preferences of and issue shares of preferred stock. These and other charter provisions may deter a third party who would propose to acquire the Company or to engage in a similar transaction affecting control of the Company in which the shareholders might receive a premium for their shares over the then current market value. Further, the Company may consider additional anti-takeover defenses, including the implementation of a shareholders rights plan.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                     PERIOD FROM
                                      INCEPTION
                                     (OCTOBER 28,
                                       1994) TO                                    NINE MONTHS ENDED
                                     DECEMBER 31,   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                     ------------   -----------------------        -----------------
                                         1994          1995         1996          1996          1997
                                     ------------   ----------   -----------   ----------   ------------
                                                                                      (UNAUDITED)

                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Ratio of earnings to fixed charges,
  historical(1)....................           --            --            --           --            --

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, historical, earnings consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, which includes interest on all debt and amortization of debt discount and deferred financing costs. Earnings were insufficient to cover fixed charges for the period from inception (October 28, 1994) to December 31, 1994, for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, by approximately $65,000, $1.3 million, $3.1 million, $3.4 million and $500,000, respectively. As a result, the financial ratios for such periods are not meaningful and, therefore, are not included.

                              PLAN OF DISTRIBUTION

     The Notes were issued to the Selling Securityholders in connection with an underwritten private placement and are convertible into Common Stock as described in "Description of Notes -- Conversion Rights". The Company entered into the Registration Rights Agreement, dated as of September 12, 1997, (the "Registration Rights Agreement") with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Common Stock under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Common Stock.

     The Notes and such Common Stock may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Notes and such Common Stock in transactions on the Nasdaq Smallcap Market (if the Notes shall have been approved for listing thereon) or National Market, as the case may be, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and such Common Stock may be sold directly or through underwriters or broker-dealers. If the Notes or shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders may pay underwriting discounts or brokerage commissions and charges. The methods by which the Notes and such Common Stock may be sold include: (i) a block trade in which the broker or dealer so involved will attempt to sell the securities as agent but may position and resell a portion of the block as principle to facilitate the transaction; (ii) purchases by a broker or dealer as principle and resale by such broker or dealer for its own account pursuant to this Prospectus; (iii) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq Smallcap Market or National Market, as the case may be; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (v) privately negotiated transactions.

     Pursuant to the provisions of the Registration Rights Agreement, the Company will pay the costs and expenses incident to its registration and qualification of the Notes and Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or Common Stock described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

                              DESCRIPTION OF NOTES

     Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to the Indenture. The following summary of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to SmarTalk TeleServices, Inc., exclusive of its subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below.

GENERAL

     The Notes are unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $150,000,000. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, as described under "-- Subordination" below. The Notes have been issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Notes mature on September 15, 2004. The Notes bear interest at the rate per annum stated on the cover page of this Prospectus from September 17, 1997, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on March 15 and September 15 of each year, commencing March 15, 1998 (the "Interest Payment Dates"), to the persons in whose names such Notes are registered at the close of business on the February 28 and August 31 immediately preceding such Interest Payment Date. Principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (which initially will be the office of the Trustee). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control" below.

CONVERSION RIGHTS

     Each Holder of Notes has the right at any time on or after the 90th day following the latest date of initial issuance of the Notes and prior to the close of business on the Stated Maturity (as defined) of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day, respectively, immediately prior to the Redemption

Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

     In the case of any Note that has been converted after any Record Date (as defined), but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption or subject to a Repurchase Offer) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided no such payment shall be required with respect to interest payable on September 15, 2000. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period.

     The Conversion Price will be subject to adjustment in certain events, including: (i) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company; (ii) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture), provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur; (iii) certain subdivisions, combinations or reclassifications of Common Stock; (iv) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies); (v) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with: (a) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made; and (b) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution; and
(vi) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with: (a) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made; and (b) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted.

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

     The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

     In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion (other than certain changes in par value) or consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a merger which does not result in any reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

     The Company will use its best efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Notes into Common Stock. If at any time during the two-year period following the date of the closing of the sale of the Notes to the Initial Purchasers (the "Closing Date") a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration or transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to liquidated damages during such period. See
"-- Registration Rights; Liquidated Damages."

SUBORDINATION

     The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1997, the Company had no Senior Indebtedness outstanding. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries or the ability of the Company to transfer assets or business operations to its subsidiaries, subject to the provisions described under "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "-- Limitation on Merger, Sale or Consolidation" below.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the
Notes: (i) upon the maturity of any Senior

Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for); or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

     Upon: (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with: (a) the passage of time; (b) the giving of notice; (c) the making of any payment of the Notes then required to be made; or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness having a principal amount then outstanding in excess of $3 million (or with respect to which Senior Indebtedness the holders are obligated to lend in excess of $3 million principal amount) or their representative immediately to accelerate its maturity; and (ii) written notice of such Non-Payment Default given to the Company and the Trustee by the holders of an aggregate of at least $3 million outstanding principal amount (or commitments to lend up to $3 million in Senior Indebtedness) of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless: (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"); and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders or any Paying Agent (as defined therein) at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment and distribution, or provision therefor, to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities: (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes (other than Junior Securities); and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Notes may receive ratably less than other creditors.

     The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state law and contractual provisions. The Indenture will not limit the ability of the Company's subsidiaries to incur such contractual restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, will be structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

REDEMPTION AT THE COMPANY'S OPTION

     The Notes are not subject to redemption prior to September 15, 2000 and are redeemable thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date (as defined)) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2000......................................................   103.286%
2001......................................................   102.464
2002......................................................   101.643
2003......................................................   100.821
2004......................................................   100.000

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes do not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and liquidated damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 50 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

     On or before the Repurchase Date, the Company will: (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer;
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any) of all Notes so tendered; and (iii) deliver to the Trustee the Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

     The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

     The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

     The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its subsidiaries providing similar rights to the holders thereof. The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes could, absent a waiver, be blocked by the subordination provisions of the Notes. See
"-- Subordination" above.

     To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (other than to its wholly-owned subsidiaries), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless: (i) either: (a) in the case of a merger or consolidation the Company is the surviving entity; or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall occur immediately after giving effect to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

REPORTS

     Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver or cause to be delivered to the Trustee, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as: (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days; (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise;
(iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days; (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;
(v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries (as defined); (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than nonrecourse obligations) in an amount in excess of $10 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding; (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $10 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding; and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a default in the payment of the principal of, premium, if any, or interest on or liquidated damages with respect to, any of the Notes when due or in the payment of any redemption or repurchase obligation.

     The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest and liquidated damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal and accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on, or liquidated damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or liquidated damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders; or
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; or (iii) adversely affect the right of such Holder to convert Notes. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Note holders.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

     The Indenture provides that no shareholder, employee, officer, director or partner, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such shareholder, employee, officer, director or partner.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before the mailing of a notice of an offer to repurchase as a result of a Change of Control or a selection of Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

     Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), and Notes initially held by institutional "accredited investors" as defined in Rule 501 (a)(1), (2), (3) or
(7) under the Securities Act, were initially evidenced by one or more Global Note (the "U.S. Global Notes") which were deposited on the Closing Date with, or on behalf of, Depository Trust Company (the "Depositary") and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Notes held by persons who acquired such Notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") were initially evidenced by one or more Global Note (the "Regulation S Global Note"), which were deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede as the Depositary's nominee, for the accounts of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"). Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. persons shall only be permitted as described below. The U.S. Global Note and the Regulation S Global Note are hereinafter collectively referred to as the "Global Note". Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     QIBs and institutional "accredited investors" may hold their interests in the U.S. Global Note directly through the Depositary if such holder is a participant in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in Federal funds.

     Non-U.S. Persons may hold their interest in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through the Depositary. Transfers between participants in Cedel and Euroclear will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants (including Cedel and Euroclear). The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs and institutional "accredited investors" may elect to hold Notes purchased by them through the Depositary. QIBs and institutional "accredited investors" who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

     Pursuant to procedures established by the Depositary: (i) upon deposit of the Global Note, the Depositary credited the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note; and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments with respect to the principal of, premium, if any, interest on, and liquidated damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, interest, or liquidated damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

     Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

     If the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, or the Company at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto. All such Certificated Notes shall be subject to the legend requirements described herein under "Notice to Investors."

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company will use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable and to keep the Registration Statement effective until the earlier of such date that is two years after the Closing Date or until the Registration Statement is no longer required for resales of the Notes or the Common Stock. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the date on which such Note or share of Common Stock:
(i) has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement; (ii) the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force); or (iii) the date on which such Note ceases to be outstanding.

     The Registration Rights Agreement provides that the Company will use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC on or prior to 180 days after the Closing Date (the "Effectiveness Target Date"). If: (i) the Registration Statement has not been declared effective by the SEC within 180 days after the Closing Date; or (ii) the Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable (each such event referred to in clauses (i) and (ii), a "Registration Default"), the Company will accrue liquidated damages to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, $0.00186 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The rate of accrual of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount or, if applicable, by $0.00186 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the Registration Statement is declared effective, or the Registration Statement again becomes effective, as the case may be, up to a maximum amount of liquidated damages with respect to any Registration Default of $0.50 per week per $1,000 principal amount of Notes or, if applicable, and $0.0186 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to the Holders of Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Notes on semiannual payment dates which correspond to interest payment dates for the Notes. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default. The use of the Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive liquidated damages if the aggregate number of days of such suspensions in any 12 months exceeds 60 days.

     The Company will provide to each registered holder copies of such prospectus, notify each registered holder when the Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Transfer Restricted Securities. A holder who sells Transfer Restricted Securities pursuant to the Registration Statement generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions).

CERTAIN DEFINITIONS

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Change of Control" means: (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly-owned subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"); (ii) the completion of any consolidation with or merger of the Company into any other Person, or conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock of the Company is changed or exchanged as a result, unless as to any such consolidation, merger, conveyance, or transfer of lease the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (iii) such time as the Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either: (a) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on such day; or (b) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause (ii) above, at least 90% of the consideration (excluding cash payment for dissenting and fractional shares) in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

     "Continuing Director" means at any date a member of the Company's Board of Directors who was a member of such board on the date of initial issuance of the Notes, or who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

     "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided, that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

     "Indebtedness" of any person means, without duplication: (i) all liabilities and obligations, contingent or otherwise, of any such person: (a) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person); (b) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind); (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks; (d) for the payment of money relating to a Capitalized Lease Obligation; or (e) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (ii) all obligations of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (iii) all net obligations of such person under Interest Swap and Hedging Obligations (as defined); (iv) all liabilities of others of the kind described in the preceding clauses (i), (ii) or (iii) that such person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such person, and all obligations to purchase, redeem or acquire any Capital Stock; and (v) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (i),
(ii), (iii) or (iv), or this clause (v), whether or not between or among the same parties.

     "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement or other interest rate hedge agreement, interest rate collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

     "Junior Securities" means any Qualified Capital Stock (as defined) and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Record Date" means a Record Date specified in the Securities whether or not such Record Date is a Business Day.

     "Redemption Date," when used with respect to any Security to be redeemed, means the date fixed for such redemption pursuant to Article III of the Indenture and Paragraph 5 in the form of Security.

     "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (i) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company; (ii) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or (iii) any liability for taxes owed or owing by the Company or any Subsidiary of the Company.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

     "Stated Maturity" when used with respect to any Note, means September 15, 2004.

     "Subsidiary" with respect to any person, means: (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person; (ii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such person a majority of the partnership interests; or (iii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and: (i) the amount of Notes owned by each Selling Securityholder as of December 15, 1997; (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus; (iii) the amount of Common Stock owned by each Selling Securityholder as of December 15, 1997; and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.


                                                                             COMMON
                                                           PRINCIPAL          STOCK          COMMON
                                          PRINCIPAL        AMOUNT OF          OWNED           STOCK
            NAME OF SELLING               AMOUNT OF      NOTES OFFERED      PRIOR TO         OFFERED
            SECURITYHOLDER               NOTES OWNED        HEREBY         OFFERING(1)      HEREBY(2)
            ---------------              ------------    -------------    -------------    -----------
Allstate Insurance Company.............  $  2,000,000    $  2,000,000          76,190          76,190
Bankers Trust Trustee For Chrysler
  Corp. Emp. #1 Pension Plan dated
  4/1/89...............................     2,190,000       2,190,000          83,428          83,428
Baptist Health of So. Florida..........       114,000         114,000           4,342           4,342
Bond Fund Series-
  Oppenheimer Bond Fund for Growth.....     9,000,000       9,000,000         342,857         342,857
Boston Museum of Fine Arts.............        48,000          48,000           1,828           1,828
Chase Manhattan NA Trustee For
  IBM Corp. Retirement Plan Trust
  dated 12/18/45.......................     3,796,000       3,796,000         144,609         144,609
CM Converts Fund.......................       175,000         175,000           6,666           6,666
Commonwealth Life Insurance Company -
  (Camden-Teamsters Non-Enhanced)......     3,000,000       3,000,000         114,285         114,285
Commonwealth Life Insurance - Stock
  Trac (TEAMSTERS I)...................     1,500,000       1,500,000          57,142          57,142
Dean Witter Income Builder Fund........     2,700,000       2,700,000         102,857         102,857
Dean Witter Variable Income Builder
  Fund.................................       300,000         300,000          11,428          11,428
Deeprock & Co..........................     1,500,000       1,500,000          57,142          57,142
Delaware Group Equity Funds V, Inc.
  Retirement Income Fund Series........        55,000          55,000           2,095           2,095
Delaware Group Global Dividend and
  Income Fund, Inc.....................       855,000         855,000          32,571          32,571
Delaware Group Premium Fund, Inc.
  Convertible Securities Series........        90,000          90,000           3,428           3,428
Donaldson, Lufkin & Jenrette Securities
  Corporation..........................    20,780,000      20,780,000         791,619         791,619
Dunham & Associates Fund II............        34,000          34,000           1,295           1,295
Dunham & Associates Fund III...........        15,000          15,000             571             571
Eaton Vance Total Return Portfolio.....    12,000,000      12,000,000         457,142         457,142
Engineers Joint Pension Fund...........       178,000         178,000           6,780           6,780
Franklin & Marshall College............       178,000         178,000           6,780           6,780
HBK Finance LP.........................     5,850,000       5,850,000         222,857         222,857
HBK Offshore Fund LTD..................     1,255,000       1,255,000          47,809          47,809
HBK Securities LTD.....................     6,220,000       6,220,000         236,952         236,952
Lazard Freres & CIE Paris..............       700,000         700,000          26,666          26,666
Lincoln National Convertible
  Securities Fund......................     1,320,000       1,320,000          50,285          50,285

                                                                             COMMON
                                                           PRINCIPAL          STOCK          COMMON
                                          PRINCIPAL        AMOUNT OF          OWNED           STOCK
            NAME OF SELLING               AMOUNT OF      NOTES OFFERED      PRIOR TO         OFFERED
            SECURITYHOLDER               NOTES OWNED        HEREBY         OFFERING(1)      HEREBY(2)
            ---------------              ------------    -------------    -------------    -----------
Mainstay VP Convertible Portfolio......  $    500,000    $    500,000          19,047          19,047
Massachusetts Mutual Life Insurance
  Company..............................     2,350,000       2,350,000          89,523          89,523
MassMutual Corporate Investors.........       600,000         600,000          22,857          22,857
MassMutual Corporate
  Value Partners Limited...............     1,250,000       1,250,000          47,619          47,619
MassMutual High Yield Partners LLC.....     1,500,000       1,500,000          57,142          57,142
MassMutual Participation Investors.....       300,000         300,000          11,428          11,428
Merrill Lynch International Ltd........     9,550,000       9,550,000         363,809         363,809
MFS Convertible Securities Fund........         5,000           5,000             190             190
MFS Total Return Fund..................     1,495,000       1,495,000          56,952          56,952
NAP & Co...............................       785,000         785,000          29,904          29,904
NATWEST Securities Limited.............    11,000,000      11,000,000         419,047         419,047
New York Life Insurance
  & Annuity Corporation................     1,750,000       1,750,000          66,666          66,666
New York Life Insurance Company........     3,500,000       3,500,000         133,333         133,333
Nicholas-Applegate Income & Growth
  Fund.................................     1,638,000       1,638,000         262,000         262,000
The Northwestern Mutual
  Life Insurance Company(5)............     2,500,000       2,500,000          95,238          95,238
Oppenheimer Total Return Fund, Inc.....     6,000,000       6,000,000         228,571         228,571
PaineWebber Series Trust-
  Balanced Portfolio...................        75,000          75,000           2,857           2,857
PaineWebber Series Trust-
  Growth and Income Portfolio..........        50,000          50,000           1,904           1,904
PaineWebber Balanced Fund, a series of
  PaineWebber Master Series, Inc.......       400,000         400,000          15,238          15,238
PaineWebber Growth & Income Fund, a
  series of PaineWebber America Fund...     1,800,000       1,800,000          68,571          68,571
R(2) Investments, LDC..................       390,000         390,000          14,857          14,857
San Diego City Retirement..............       479,000         479,000          18,247          18,247
San Diego County.......................     1,473,000       1,473,000          56,114          56,114
St. Albans Partners....................     1,000,000       1,000,000          38,095          38,095
Security Insurance Company of
  Hartford.............................       450,000         450,000          17,142          17,142
Societe Generale Secs. Cp. ............     2,500,000       2,500,000          95,238          95,238
State Street Bank Custodian For GE
  Pension Trust........................     1,136,000       1,136,000          43,276          43,276
Tennessee Consolidated Retirement
  System...............................     2,000,000       2,000,000          76,190          76,190
The Retail Clerks Pension Plan.........     1,000,000       1,000,000          38,095          38,095
The TCW Group, Inc.....................     7,460,000       7,460,000         284,190         284,190
United National Insurance..............        50,000          50,000           1,904           1,904
Van Kampen American Capital Convertible
  Securities Fund......................       450,000         450,000          17,142          17,142
Van Kampen American Capital Harbor
  Fund.................................     3,000,000       3,000,000         114,285         114,285

                                                                             COMMON
                                                           PRINCIPAL          STOCK          COMMON
                                          PRINCIPAL        AMOUNT OF          OWNED           STOCK
            NAME OF SELLING               AMOUNT OF      NOTES OFFERED      PRIOR TO         OFFERED
            SECURITYHOLDER               NOTES OWNED        HEREBY         OFFERING(1)      HEREBY(2)
            ---------------              ------------    -------------    -------------    -----------
Wake Forest University.................  $    350,000    $    350,000          13,333          13,333
Walker Art Center......................       125,000         125,000           4,761           4,761
Weirton Trust..........................       320,000         320,000          12,190          12,190
Yield Strategies Fund II,
  LP .............                          1,600,000       1,600,000          60,952          60,952
                                         ------------    ------------       ---------       ---------
Subtotal...............................   146,684,000     146,684,000       5,587,961       5,587,961
                                         ------------    ------------       ---------       ---------
Unnamed holders of Notes or any future
  transferees, pledgees, donees or
  successors of or from any unnamed
  holders(3)...........................     3,316,000       3,316,000         126,323(4)      126,323
                                         ------------    ------------       ---------       ---------
     Total.............................  $150,000,000    $150,000,000       5,714,285       5,714,285
                                         ============    ============       =========       =========


---------------

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholders are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease form time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholders at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.


(5) Includes $250,000 in principal amount held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.


     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

     The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes and Common Stock into which the Notes may be converted. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Notes and who hold such Notes as capital assets ("Holders"). This discussion does not address specific tax consequences that may be important to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Code, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

     Payments of Interest. In general, interest on a Note will be taxable to a beneficial owner who or which is: (i) a citizen or resident of the U.S.; (ii) a corporation created or organized under the laws of the U.S. or any State thereof (including the District of Columbia); or (iii) a person otherwise subject to a U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method accounting for U.S. federal income tax purposes. The Company is obligated to pay liquidated damages to holders of Notes in certain circumstances described under "Description of Notes -- Registration Rights; Liquidated Damages." The Company believes that any such payments should be treated as subject to an "incidental contingency" for purposes of the original issue discount rules because the amount of any such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Notes, and accordingly, if such payments are required to be made, such amounts should be taxable to holders as payments of interest.

     Market Discount. A subsequent purchaser who buys a Note for less than its principal amount may be subject to the "market discount" rules of Sections 1276 through 1278 of the Code. If a subsequent purchaser of a Note disposes of such Note (including certain nontaxable dispositions such as a gift), or receives a principal payment, any gain upon such sale or other disposition will be recognized, or the amount of such principal payment will be treated, as ordinary income to the extent of any "market discount" accrued for the period that such purchaser holds the Note. Such holder may instead elect to include market discount in income as it accrues with respect to all debt instruments acquired in the year of acquisition of the Notes and thereafter. Market discount generally will equal the excess, if any, of the then-current unpaid principal balance of the Note over the purchaser's basis in the Note immediately after such purchaser acquired the Note. In general, market discount on a Note will be treated as accruing over the term of such Note in the ratio of interest for the current period over the sum of such current interest and the expected amount of all remaining interest payments, or at the election of the holder, under a constant yield method. If a holder acquires a Note at a market discount and receives Common Stock upon conversion of the Note, the amount of accrued market discount with respect to the Note through the date of the conversion will be treated, under regulations to be issued, as ordinary income on the disposition of the Common Stock.

     The market discount rules also provide that a holder who incurs or continues indebtedness to acquire a Note at a market discount may be required to defer the deduction of all or a portion of the interest on such indebtedness until the corresponding amount of market discount is included in income.

     Notwithstanding the above rules, market discount on a Note will be considered to be zero if it is less than a de minimis amount, which is 0.25% of the stated redemption price at maturity of the Note multiplied by the number of complete years to maturity. If market discount is de minimis, the actual amount of discount must be allocated to the remaining principal distributions on the Note and, when each such distribution is received, capital gain equal to the discount allocated to such distribution will be recognized.

     Market Premium. A subsequent purchaser who buys a Note for more than its principal amount generally will be considered to have purchased the Note at a premium. The amount of amortizable bond premium will not, however, include any amount attributable to the conversion feature of the Notes. A holder may amortize any premium (other than that attributable to the conversion feature), using a constant yield method, over the remaining term of the Note and, except as future regulations may otherwise provide, may apply such amortized amounts to reduce the amount of interest income reportable with respect to such Note over the period from the purchase date to the date of maturity of the Note. A holder that elects to amortize such premium must reduce tax basis in the related obligation by the amount of the aggregate deductions (or interest offsets) allowable for amortizable premium. If a debt instrument purchased at a premium is redeemed in full prior to its maturity, a purchaser who has elected to amortize premium should be entitled to a deduction for any remaining unamortized premium in the taxable year of redemption.

     Disposition of Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between: (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income); and (ii) such beneficial owner's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by any market discount includible in income with respect to the Note through the date of sale and reduced by any principal payments previously received with respect to the Note, any payments allocable to previously accrued market discount and any amortized market premium. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and generally should be long-term capital gain or loss, if at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year. In the case of individuals, "net capital gain," i.e. the excess of net long-term capital gain over net short-term capital loss is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code. Also, in taxable years beginning after December 31, 2000, an additional reduction in the rate of tax may be available in certain circumstances for capital gains from property held by the taxpayer for more than five years.

     Conversion of the Notes. A U.S. Holder of a Note generally will not recognize any income, gain or loss upon conversion of a Note into shares of Common Stock except with respect to cash received either in lieu of a fractional share of Common Stock or attributable to accrued interest on the converted Note. A U.S. Holder's tax basis in the Common Stock received on conversion will be the same as such U.S. Holder's adjusted tax basis in the Note at the time of the conversion (reduced by any basis allocable to a fractional share interest). The holding period for the shares of Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share).

     Dividends. Distributions paid on shares of Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the Company's current or accumulated earnings and profits and will be includible in the income of a U.S. Holder as ordinary income. Dividends paid to U.S. Holders that are U.S. corporations may qualify for a dividends-received deduction.

     To the extent that a distribution to a U.S. Holder on shares of Common Stock that would otherwise constitute a dividend for U.S. federal income tax purposes exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital, reducing the U.S. Holder's basis in the shares of Common Stock. Any such distribution in excess of the U.S. Holder's basis in the shares of Common Stock will be treated as capital gain.

     In general, if at any time the Company makes a distribution of cash or property to its shareholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and: (i) pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased; or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to U.S. Holders of Notes (pursuant to Section 305 of the Code) to the extent of the Company's current or accumulated earnings and profits. Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Sale of Common Stock. Upon the sale or exchange of Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such U.S. Holder's adjusted tax basis in the Common Stock. Such gain or loss will be capital gain or loss, and generally should be long-term capital gain or loss, if at the time of such disposition, the U.S. Holder's holding period for the Common Stock is more than one year. In the case of individuals, "net capital gain," i.e. the excess of net long-term capital gain over net short-term capital loss is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code. Also, in taxable years beginning after December 31, 2000, an additional reduction in the rate of tax may be available in certain circumstances for capital gains from property held by the taxpayer for more than five years. A U.S. Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- U.S. Federal Income Taxation of U.S. Holders; Conversion of the Notes."

     Constructive Sale of the Notes or Common Stock. Pursuant to the Taxpayer Relief Act of 1997, a U.S. Holder generally will be required to recognize gain with respect to an "appreciated financial position" upon entering into certain transactions, including, but not limited to, a short sale, certain offsetting notional principal contracts, or certain future or forward contracts, with respect to the "appreciated financial position." Both the Notes and the underlying Common Stock should constitute "appreciated financial positions" if gain would be recognized were such instruments sold for their fair market value.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     Under present U.S. federal income tax law and subject to the discussion of backup withholding below:

          (i) payments of principal and interest on the Notes by the Company or any agent of the Company to any beneficial owner of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest (a)(1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the Notes certifies to the Company or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. federal withholding tax and provides a properly executed IRS Form 1001 claiming the exemption. Under recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, the certification described in clause 4(B) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met;

          (ii) if the Company makes distributions with respect to the Common Stock to a Non-U.S. Holder and if the distributions are treated as dividends paid (or deemed paid), as described above under "-- U.S. Federal Income Taxation of U.S. Holders; Dividends," the distributions will be subject to U.S. federal withholding tax at a 30 percent rate or at a lower rate if the Non-U.S. Holder is entitled to the benefits of an income tax treaty that provides for a lower withholding rate on such distributions. A Non-U.S. Holder (or in the case of Non-U.S. Holders that are treated as partnerships or otherwise fiscally transparent, the partners, shareholders or other beneficiaries of such entity) may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the forgoing rules; and

          (iii) a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of a Note unless (a) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organization, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (a)(4) in paragraph (i) above under "-- U.S. Federal Income Taxation of Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     Recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, alter the forgoing rules in certain respects. Those regulations provide presumptions under which a Non-U.S. Holder is subject to information reporting and back-up withholding at a rate of 31% unless the Company receives certification of the holder's non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

THE COMPANY

     Under Section 279 of the Code, interest paid or incurred by a corporation with respect to certain convertible, subordinated indebtedness that is utilized to provide consideration for the acquisition of stock in another corporation (or a substantial portion of the assets of another corporation) is not deductible for federal income tax purposes to the extent interest on such "corporate acquisition indebtedness," as defined in Section 279, exceeds $5 million per year, reduced by the interest paid on certain other indebtedness that does not constitute "corporate acquisition indebtedness" for purposes of Section 279, but is used to fund corporate acquisitions. The Notes may constitute "corporate acquisition indebtedness" for purposes of Section 279 of the Code, which could result in all or a portion of the interest payments under the Notes not being deductible for federal income tax purposes.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Notes and Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, Los Angeles, California. Mr. Smith, a director of the Company, is a member of the law firm of Dewey Ballantine LLP.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995 and for the years then ended and for the period from inception (October 28, 1994) through December 31, 1994, incorporated herein by reference have been audited by Price Waterhouse LLP, independent accountants, as stated in their report incorporated herein by reference.

     The financial statements of SmarTel and subsidiaries as of December 31, 1995 and 1996 and for the three years in the period ended December 31, 1996 incorporated herein by reference have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report to opinion with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of GTI as of December 31, 1996 and for the year then ended, incorporated herein by reference have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report incorporated herein by reference. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of GTI contains explanatory paragraphs which state that GTI's financial statements have been restated and that recurring losses from operations and net capital deficiency raise substantial doubt about GTI's ability to continue as a going concern. The 1996 GTI financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of GTI as of December 31, 1995 and 1994 and for the years then ended, incorporated herein by reference have been audited by Price Waterhouse LLP, independent accountants, as stated in their report incorporated herein by reference.

     The financial statements referred to above and the reports of each of the accountants referred to above are incorporated herein by reference in reliance upon said firms as experts in accounting and auditing.

     The consolidated financial statements of ConQuest as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Information
  by Reference........................    2
Cautionary Statement Regarding
  Forward-Looking Statements..........    3
Risk Factors..........................    4
Ratio of Earnings to Fixed Charges....   11
Plan of Distribution..................   11
Description of Notes..................   13
Selling Securityholders...............   27
Certain United States Federal Income
  Tax Considerations..................   30
Legal Matters.........................   34
Experts...............................   34


======================================================
======================================================

                                  $150,000,000

                                    SMARTALK
                               TELESERVICES, INC.
                               5 3/4% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2004
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                 MARCH 11, 1998


======================================================

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the registration of the Notes and Common Stock offered hereby. The Company will bear all of such expenses. All amounts are estimated except for the Securities and Exchange Commission registration fee and Nasdaq Smallcap entry fee.

                                                              PAYABLE
                                                           BY REGISTRANT
                                                           -------------
SEC registration fee.....................................     $44,250
Nasdaq Smallcap entry fee................................      10,000
Accounting fees and expenses.............................       5,000
Legal fees and expenses..................................      25,000
Miscellaneous fees and expenses..........................       5,750
                                                              -------
Total....................................................      90,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 317 of the California General Corporation Law (the "CGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgements, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in parties by reason of their serving or having served in such capacity. The CGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the CGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. With respect to present or former directors and officers, indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Bylaws provide for mandatory indemnification of directors and officers generally to the same extent authorized by the CGCL. Under the Company's Bylaws, the Company shall advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification. The Company has obtained directors' and officers' liability insurance.

     The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorney's fees, judgements, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law; and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   1.1   Purchase Agreement, dated as of September 12, 1997, among
         SmarTalk TeleServices, Inc., Donaldson, Lufkin & Jenrette
         Securities Corporation and Salomon Brothers Inc.(7)
   2.1   Agreement and Plan of Reorganization and Merger, dated as of
         July 30, 1997, by and among Conquest Telecommunication
         Services, Corp., SmarTalk TeleServices, Inc. and SMTK
         Acquisition Corp. II.(1)
   2.2   Agreement and Plan of Merger, dated May 24, 1997, among
         SmarTalk TeleServices, Inc., SMTK Acquisition Corporation,
         SmarTel Communications, Inc. and each of the stockholders of
         Smartel Communications, Inc.(2)
   2.3   Stock Purchase Agreement, dated as of May 31, 1997, by and among SmarTalk TeleServices, Inc., GTI Telecom, Inc.,
         Waterton Investment Group I, LLC and William H. Harger.(3)
   2.4   Asset Purchase Agreement, dated October 22, 1997, among
         SmarTalk TeleServices, Inc., SMTK NY-1 Corp. and Frontier
         Corporation.(4)
   2.5   Stock Purchase Agreement, dated as of December 22, 1997, by and among SmarTalk TeleServices, Inc., American Express
         Telecom, Inc. and American Express Travel Related Services
         Company, Inc.(8)
   4.1   Registration Rights Agreement.(5)
   4.2   Specimen Stock Certificate.(5)
   4.3   Terms of Contingent Value Rights.(2)
   4.4   Form of SmarTalk TeleServices, Inc. 10% Subordinated Note
         Due 2001.(3)
   4.5   Registration Rights Agreement, dated as of May 31, 1997,
         among SmarTalk TeleServices, Inc., William R. Harger and
         Waterton Investment Group I, LLC.(3)
   4.6   Indenture, dated as of September 17, 1997, between SmarTalk
         TeleServices, Inc. and Wilmington Trust Company, as
         Trustee.(6)
   4.7   Registration Rights Agreement, dated as of September 12,
         1997, among SmarTalk TeleServices, Inc., Donaldson, Lufkin &
         Jenrette Securities Corporation and Salomon Brothers Inc.(6)
   4.8   Form of SmarTalk TeleServices, Inc. 5 3/4% Convertible
         Subordinated Note Due 2004.(6)
   5.1   Opinion of Dewey Ballantine LLP regarding legality of shares being registered.(7)
  12.1   Statements regarding computation of ratios.(7)
  23.1   Consent of Price Waterhouse LLP.(7)
  23.2   Consent of Arthur Andersen LLP.(7)
  23.3   Consent of KPMG Peat Marwick LLP.(7)
  23.4   Consent of Price Waterhouse LLP.(7)
  23.5   Consent of Ernst & Young LLP.(7)
  23.6   Consent of Dewey Ballantine LLP (included in its opinion
         filed as Exhibit 5.1).
  24.1   Powers of Attorney (included on the signature page of this
         Registration Statement).
  25.1   Form T-1.(7)


---------------

(1) Incorporated by reference to SmarTalk's Form 8-K, dated July 30, 1997.

(2) Incorporated by reference to SmarTalk's Form 8-K, dated May 28, 1997 (as amended on Form 8-K/A).

(3) Incorporated by reference to SmarTalk's Form 8-K, dated June 1, 1997 (as amended on Form 8-K/A).

(4) Incorporated by reference to SmarTalk's Form 8-K, dated October 22, 1997.

(5) Incorporated by reference to SmarTalk's Registration Statement on Form S-1, registration number 333-10391, filed with the Securities and Exchange Commission on August 19, 1996 and the amendments thereto.

(6) Incorporated by reference to SmarTalk's Form 8-K, dated September 17, 1997.

(7) Previously filed.


(8) Incorporated by reference to SmarTalk's Form 8-K, dated December 22, 1997.

     (b) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 11th day of March, 1998.


                                          SMARTALK TELESERVICES, INC.

                                          By:     /s/ ROBERT H. LORSCH

                                            ------------------------------------
                                            Name: Robert H. Lorsch
                                            Title: Chairman of the Board of

                                                   Directors




                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
H. Lorsch, Erich L. Spangenberg and David A. Hamburger his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                       SIGNATURES                                     TITLE                   DATE
                       ----------                                     -----                   ----

                  /s/ ROBERT H. LORSCH                      Chairman of the Board of     March 11, 1998
--------------------------------------------------------            Directors
                    Robert H. Lorsch

                /s/ ERICH L. SPANGENBERG                  Vice Chairman of the Board of  March 11, 1998
--------------------------------------------------------  Directors and Chief Executive
                  Erich L. Spangenberg                    Officer (Principal Executive
                                                                    Officer)

                 /s/ GLEN ANDREW FOLCK                     Chief Financial Officer and   March 11, 1998
--------------------------------------------------------         Vice President
                   Glen Andrew Folck                      Finance/Operations (Principal
                                                            Financial and Accounting
                                                                    Officer)

                   /s/ AHMED O. ALFI                                Director             March 11, 1998
--------------------------------------------------------
                     Ahmed O. Alfi

                  /s/ FRED F. FIELDING                              Director             March 11, 1998
--------------------------------------------------------
                    Fred F. Fielding

                       SIGNATURES                                     TITLE                   DATE
                       ----------                                     -----                   ----

                /s/ KENNETH A. VIELLIEU                             Director             March 11, 1998
--------------------------------------------------------
                  Kenneth A. Viellieu

                  /s/ ROBERT M. SMITH                               Director             March 11, 1998
--------------------------------------------------------
                    Robert M. Smith